EX-99.8.u.

SUPPLEMENTAL PAYMENT AGREEMENT

This Agreement is made effective April 24, 2009 by and between Allianz Life Insurance Company of New York (the “Company”) and JPMorgan Investment Advisors Inc. (“JPMIA”) and J.P. Morgan Investment Management Inc. (“JPMIM”).

WHEREAS, the Company and JPMorgan Insurance Trust (the “Trust”) have entered into a Fund Participation Agreement (“Participation Agreement”) in order for certain separate accounts of the Company (“Separate Accounts”) to purchase shares (“Shares”) of the Portfolios of the Trust listed on Appendix A hereto (each, a “Portfolio”; collectively, the “Portfolios”).  The Portfolios will serve as investment vehicles under variable annuity or life contracts ("Variable Contracts”) offered by the Company.

WHEREAS, the Company performs certain administrative and support services for the owners of its Variable Contracts.

WHEREAS, JPMIA and JPMIM are willing to pay the Company Supplemental Payments out of their  legitimate profits for administrative and other services, set forth in Appendix B hereto, rendered by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.
JPMIA or JPMIM as appropriate depending on the Portfolio or Portfolios involved, recognize that the Company, on behalf of each of the Separate Accounts, is the sole shareholder of shares of the Portfolios issued under the Participation Agreement. JPMIA and JPMIM further recognize that the Trust will derive a substantial administrative benefit by virtue of having the Company, on behalf of each of the Separate Accounts, aggregate all purchase and redemption orders from owners of the Variable Contracts, and submit an omnibus order for each Account for the Portfolio shares issued under the Participation Agreement rather than multiple shareholders having record of ownership of such shares. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, JPMIA and/or JPMIM agree to pay the Company Supplemental Payments at the annual rate designated in Appendix A of the average daily net assets of a Portfolio’s Shares owned beneficially by the Company’s customers in the Variable Contracts listed on Appendix A from time to time for which the Company provides services, which fee will be computed daily and payable monthly. The parties agree that such payments are for administrative services and investor support services, and do not constitute payment for investment advisory, distribution or other services.  Payment of such amounts by JPMIA and/or JPMIM shall not increase the fees paid by the Trust or its shareholders.

2.
The Company hereby represents and warrants that this Agreement and the receipt of payments by the Company from JPMIA and/or JPMIM is legal and valid, and does not violate any statute, regulation, rule, order or judgment binding on the Company, or any agreement binding on the Company or affecting its property.  The Company further represents and warrants that it has made all disclosures and obtained all consents required in order for it to receive payments under this Agreement.  The representations and warranties set forth in this paragraph shall be made both as of the date hereof and shall continue as long as payments are made to the Company pursuant to this Agreement.

3.
JPMIA and JPMIM hereby represent and warrant that this Agreement and the receipt of payments by the Company from JPMIA and JPMIM is legal and valid, and does not violate any statute, regulation, rule, order or judgment binding on JPMIA and JPMIM, or any agreement binding on JPMIA and JPMIM or affecting their property.  JPMIA and JPMIM further represent and warrant that they have made all disclosures and obtained all consents required in order for it to make payments under this Agreement.  The representations and warranties set forth in this paragraph shall be made both as of the date hereof and shall continue as long as payments are made to the Company pursuant to this Agreement.

4.	This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York.

5.
This Agreement may be terminated by either party without cause by giving the other party at least thirty (30) days’ prior written notice of its intention to terminate.  This Agreement shall terminate automatically upon the redemption of all of a Separate Account’s investment in the Trust, upon the termination of the Trust’s obligation to sell its shares under the Participation Agreement, or upon either party’s receipt of notice from the other party that the representations and warranties set forth in paragraph 2 or paragraph 3, as the case may be, are no longer true or upon termination of the Participation Agreement.  This Agreement may be amended only by a written instrument signed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date set forth above by a duly authorized officer of each party.

Allianz Life Insurance Company of New York
(Company)

By:/s/ Jeffrey W. Kletti

Name: Jeffrey W. Kletti

Title: Vice President

Date:
JPMorgan Investment Advisors Inc.

By: /s/ John C. Noel

Name: John C. Noel

Title: Treasurer & CFO

Date: 4/15/09

J.P. Morgan Investment Management Inc.

By:/s/ Gary J Madich

Name: Gary J Madich

Title: Managing Director

Date: 4/15/09

Appendix A

Portfolios

JPMorgan Insurance Trust Balanced Portfolio Class 1
JPMorgan Insurance Trust Core Bond Portfolio Class 1
JPMorgan Insurance Trust Diversified Equity Portfolio Class 1(proposed post-merger name JPMorgan Insurance Trust U.S. Equity Portfolio)
JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio Class 1
JPMorgan Insurance Trust Diversified Mid Cap Value Portfolio Class 1 (proposed post-merger name JPMorgan Insurance Trust Mid Cap Value Portfolio)
JPMorgan Insurance Trust Equity Index Portfolio Class 1
JPMorgan Insurance Trust Government Bond Portfolio Class 1 (proposed merger into JPMorgan Insurance Trust Core Bond Portfolio)
JPMorgan Insurance Trust International Equity Portfolio Class 1
JPMorgan Insurance Trust Intrepid Growth Portfolio Class 1
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio Class 1
JPMorgan Insurance Trust Small Cap Equity Portfolio Class 1 (proposed post-merger name JPMorgan Insurance Trust Small Cap Core Portfolio)
JPMorgan Insurance Trust Small Cap Equity Portfolio Class 1

Servicing Fees

For each Portfolio: 0.25 basis points (0.25%) of the average daily net assets of  the Class 1 Shares of the Portfolio held by Separate Accounts for the Variable Contracts’ owners, except the Equity Index Portfolio which shall be paid at 0.10 basis points (0.10%) of the average daily net assets of its Class 1 Shares.

Variable Contracts

Form Number Funded by Separate Account
Allianz Life of NY Variable Account C

Agreed to effective this 24th day of April 2009.

JPMORGAN INVESTMENT ADVISORS INC.	ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
By:/s/ John C. Noel	By:/s/ Jeffrey W. Kletti
Name: John C. Noel	Name: Jeffrey Kletti
Title: Treasurer and CFO	Title: Vice President

J. P. MORGAN INVESTMENT MANAGEMENT INC.
By: /s/ Gary J. Madich
Name: Gary J. Madich
Title: Managing Director _____________________________________

Appendix B

Administrative and Other Services

Maintenance of Books and Records

•	Assist as necessary to maintain book entry records on behalf of the Trust regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Trust shares.
•
Maintain general ledgers regarding the Accounts’ holdings of Trust shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other Contract owner service providers.

Communication with the Trust Company

•
Serve as the agent of the Trust for receipt of purchase and redemption orders from Contract owners investing in the Trust through the Accounts and to transmit such orders, and payment therefor, to the Trust.

•	Coordinate with the Trust’s agents respecting daily valuation of the Trust’s shares and the Accounts’ units.
•	Purchase Orders
-	Determine net amount available for investment in the Trust.
-	Deposit receipts at the Trust’s custodians (generally by wire transfer).
-	Notify the custodians of the estimated amount required to pay dividend or distribution.
•	Redemption Orders
-	Determine net amount required for redemptions by the Trust.
-	Notify the custodian and Trust of cash required to meet payments.
•	Purchase and redeem shares of the Trust on behalf of the Accounts at the then current price in accordance with the terms of the Trust’s then-current prospectus.
•	Assist in routing and revising sales and marketing materials to incorporate or reflect the comments made by the Trust and/or the Adviser.
•	Assist in reducing, discouraging, or eliminating market timing transactions in Trust shares in order to reduce or eliminate adverse effects on the Trust or its shareholders.

Processing Distributions from the Trust

•	Process ordinary dividends and capital gains.
•	Reinvest the Trust’s distributions.

Reports

•
Periodic information reporting to the Trust, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales and other promotional material, and any other SEC filings with respect to the Accounts invested in the Trust, as not otherwise provided for.

•
Periodic information reporting about the Trust, including any necessary delivery of the Trust’s prospectus and annual and semi-annual reports to  owners and prospective owners of Contracts, as not otherwise provided for.

Trust-Related Contract Owner Services

•	Provide general information with respect to Trust inquiries (not including information about performance or related to sales).
•	Provide information regarding performance of the Trust and its Portfolios and the subaccounts of the Accounts.
•	Oversee and assist the solicitation, counting and voting or Contract owner voting interests in the Trust pursuant to Trust-related proxy statements.

Other Administrative Support

•	Provide other administrative and legal compliance support for the Trust as mutually agreed upon by the Company and the Trust, the Adviser, or the Administrator.
•	Relieve the Trust of other usual or incidental administrative services provided to individual owners and prospective owners of Contracts.